Exhibit 99.1
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com
PMC Commercial Trust Announces Second Quarter Financial Results
PMC Commercial Trust
NYSE Amex (Symbol PCC)
www.pmctrust.com

Dallas, TX	August 6, 2010
PMC Commercial Trust (NYSE Amex: PCC) announced second quarter and year-to-date financial results today.
Compared to Second Quarter 2009
The comparability of our financial statements between 2010 and 2009 was impacted by (1) the consolidation of our previously off-balance sheet securitizations and (2) the accounting change (effective January 1, 2010) for sale treatment on SBA 7(a) guaranteed loan sales. Interest income and interest expense of our previously off-balance sheet securitizations are included in our financial statements during 2010 compared to separate one-line revenue recognition during 2009 as income from retained interests.
The impact to our net income related to the change in accounting rules was to defer sale treatment on loans sold and recorded as secured borrowings on a temporary basis (loans sold for premiums) for at least 90 days and to eliminate sale treatment on loans sold and recorded as secured borrowings on a permanent basis (loans sold for excess spread) subsequent to December 31, 2009.
Income from continuing operations for the second quarter of 2010 decreased to $1,226,000 ($0.12 per share) from $1,544,000 ($0.15 per share) during the second quarter of 2009. Net income decreased to $1,223,000, or $0.12 per share, during the second quarter of 2010 compared to $1,564,000, or $0.15 per share, for the second quarter of 2009. Our revenues continue to be affected by the low variable interest rate environment.
The primary causes of the reduction in net income from the second quarter of 2009 to the second quarter of 2010 were:
•	A reduction in LIBOR from 1.21% during the second quarter of 2009 to 0.29% during the second quarter of 2010. The impact to net income was approximately $225,000; and
•	An increase in expenses related to loans in the process of foreclosure of $117,000. We did not have any loans in the process of foreclosure during the second quarter of 2009.
Compared to First Quarter 2010
Our income from continuing operations decreased $41,000 to $1,226,000 ($0.12 per share) during the second quarter of 2010 from $1,267,000 ($0.12 per share) during the first quarter of 2010. Net income decreased by $55,000 to $1,223,000, or $0.12 per share, during the second quarter of 2010 compared to $1,278,000, or $0.12 per share, for the first quarter of 2010.

PMC COMMERCIAL TRUST	Earnings Press Release	August 6, 2010
Management Remarks
Lance B. Rosemore, Chairman of the Board of Trust Managers, stated, “We continue to emphasize SBA 7(a) lending as our primary loan product. The SBA program is most effective in minimizing use of capital and maximizing company profitability through the sale of the government guaranteed portion of these loans. We have grown this program from $11.0 million of fundings in 2008 to $28.0 million last year and anticipate $30 million to $40 million of fundings in 2010. In addition to our reported earnings, we generated significant gains of $1.9 million as of June 30, 2010 that were deferred for book purposes and recorded as gains for income tax purposes related to our secondary market loan sales. The major factors affecting our company continue to be the economic environment, lack of liquidity and the low level of interest rates.
“Our loan origination volume is limited based on many factors with the most significant being the inability to qualify borrowers, lower collateral values, as well as capital markets. The economy has reduced secondary repayment sources and borrowers’/guarantors’ credit. The value and marketability of collateral has continued to decline. Our ability to borrow has also been restricted. Through the continuity of our underwriting standards and adherence to time tested corporate practices, we maintain a strong portfolio with watch list loans of only $15.5 million at June 30th compared to $17.6 million at year-end and problem and special mention loans of $2.3 million at June 30th compared to $3.5 million at December 31st.
“The loans receivable at quarter end totaled $238 million with over 70% being variable rate based on either LIBOR or prime. The continued low level of variable interest rates continues to put pressure on earnings with each 1% reduction in LIBOR reducing net income approximately $1.0 million on an annual basis.
“We anticipate a slow economic recovery, at best. As a result we will continue to emphasize 7(a) lending until liquidity becomes more available. We are hopeful that our revolving line of credit will be extended through 2011 at levels which will facilitate the continued growth of our volume levels. While the portfolio remains solid, we will continue to rapidly dispose of foreclosed properties to limit their drag on earnings. We have remained consistently profitable, not an easy feat, considering the ongoing economic limitations.”
Interest Rate Sensitivity
•	Approximately 55% of our retained loans at June 30, 2010 were based on LIBOR.
•	The base LIBOR charged to our borrowers during the second quarter of 2010 was 0.29% compared to 1.21% during the second quarter of 2009.
•	The base LIBOR for the third quarter of 2010 has been set at 0.53%.
Financial Position
•	Our total assets increased to $257.4 million at June 30, 2010 compared to $228.2 million at December 31, 2009 and $225.4 million at June 30, 2009.
•	Our retained loan portfolio was $239.2 million at June 30, 2010 compared to $198.2 million at December 31, 2009 and $185.5 million as of June 30, 2009.
•	The increase in 2010 was primarily a result of the consolidation of $27.8 million of loans receivable from our previously off-balance sheet securitizations.
•	Included in loans receivable and debt is $16.6 million relating to the guaranteed portion of SBA 7(a) loans which have been sold.
•	Our serviced loan portfolio increased to $286.8 million at June 30, 2010 compared to $273.7 million at December 31, 2009.

PMC COMMERCIAL TRUST	Earnings Press Release	August 6, 2010
Originations
•	During the first half of 2010, we originated $22.9 million of SBA 7(a) loans compared to $7.8 million in the first half of 2009.
•	Our pipeline of outstanding loan commitments was $9.5 million at June 30, 2010 compared to $20.7 million at December 31, 2009.
•	We anticipate our 2010 fundings to be between $30 million and $40 million.
Liquidity
•	The amount available under the revolving credit facility is currently $30 million. The facility, which matures December 31, 2010, had $18.9 million outstanding at June 30, 2010.
•	The amount available under the revolving credit facility declines over time and is collateralized by the loans of PMC Commercial.
Dividends
•	A regular quarterly dividend on our common shares of $0.16 per share was declared in March 2010 that was paid on April 12, 2010 to shareholders of record on March 31, 2010.
•	A regular quarterly dividend on our common shares of $0.16 per share was declared in June 2010 that was paid on July 12, 2010 to shareholders of record on June 30, 2010.
•	Since our inception in 1993, we have paid over $167.0 million in dividends or $22.84 per common share.
Financial Position Information

	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
	(In thousands, except per share information)
Loans receivable, net	$237,882	$232,852	$196,642	$198,712	$184,415
Retained interests in transferred assets	$901	$910	$12,527	$12,413	$25,399
Total assets	$257,372	$251,033	$228,243	$229,367	$225,443
Debt	$97,045	$91,042	$68,509	$69,693	$66,245
Total equity	$151,897	$152,241	$152,458	$152,756	$152,649
Shares outstanding	10,558	10,548	10,548	10,548	10,548
Net asset value per share	$14.39	$14.43	$14.45	$14.48	$14.47

PMC COMMERCIAL TRUST	Earnings Press Release	August 6, 2010
PMC Commercial Trust and Subsidiaries
Comparative Results of Operations

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Inc (Dec) %	2010	2009	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$3,498	$2,785	26%	$6,715	$5,636	19%
Income from retained interests in transferred assets	34	781	(96%)	75	1,697	(96%)
Other income	403	306	32%	600	530	13%

Total revenues	3,935	3,872	2%	7,390	7,863	(6%)

Expenses:
Interest	1,011	790	28%	2,000	1,596	25%
Salaries and related benefits	970	999	(3%)	1,911	1,920	(0%)
General and administrative	644	534	21%	1,212	977	24%
Impairments and provisions	104	73	42%	(98)	280	(135%)

Total expenses	2,729	2,396	14%	5,025	4,773	5%

Income before income tax benefit and discontinued operations	1,206	1,476	(18%)	2,365	3,090	(23%)

Income tax benefit	20	68	(71%)	128	50	156%

Income from continuing operations	1,226	1,544	(21%)	2,493	3,140	(21%)

Discontinued operations	(3)	20	(115%)	8	50	(84%)

Net income	$1,223	$1,564	(22%)	$2,501	$3,190	(22%)

Basic weighted average shares outstanding	10,550	10,548		10,549	10,599

Basic and diluted earnings per share:
Income from continuing operations	$0.12	$0.15		$0.24	$0.30
Discontinued operations	—	—		—	—

Net income	$0.12	$0.15		$0.24	$0.30

PMC COMMERCIAL TRUST	Earnings Press Release	August 6, 2010
PMC Commercial Trust and Subsidiaries
Quarterly Operating Results

	Three Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2010	2010	2009	2009	2009
	(In thousands)
Revenues:
Interest income	$3,498	$3,217	$2,714	$2,830	$2,785
Income from retained interests in transferred assets	34	41	493	672	781
Other income	403	197	960	735	306

Total revenues	3,935	3,455	4,167	4,237	3,872

Expenses:
Interest	1,011	989	629	644	790
Salaries and related benefits	970	941	1,007	944	999
General and administrative	644	568	716	403	534
Impairments and provisions	104	(202)	430	831	73

Total expenses	2,729	2,296	2,782	2,822	2,396

Income before income tax benefit and discontinued operations	1,206	1,159	1,385	1,415	1,476

Income tax benefit	20	108	63	54	68

Income from continuing operations	1,226	1,267	1,448	1,469	1,544

Discontinued operations	(3)	11	228	426	20

Net income	$1,223	$1,278	$1,676	$1,895	$1,564

PMC COMMERCIAL TRUST	Earnings Press Release	August 6, 2010
Real Estate Investment Trust (“REIT”) Taxable Income
REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
The following reconciles net income to REIT taxable income (loss):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands)

Net income	$1,223	$1,564	$2,501	$3,190
Book/tax difference on depreciation	(14)	(14)	(26)	(28)
Book/tax difference on gains related to real estate	(2)	(20)	387	(50)
Book/tax difference on Retained Interests, net	—	(238)	—	(411)
Severance payments	(8)	(1,407)	(14)	(1,429)
Book/tax difference on amortization and accretion	(25)	(31)	(51)	(63)
Loan valuation	(361)	62	(558)	154
Other book/tax differences, net	(78)	(74)	(114)	(58)

Subtotal	735	(158)	2,125	1,305

Less: taxable REIT subsidiaries net loss (income), net of tax	60	154	293	140

REIT taxable income (loss)	$795	$(4)	$2,418	$1,445

Distributions declared	$1,689	$1,687	$3,377	$4,069

Weighted average common shares outstanding	10,550	10,548	10,549	10,599

Forward Looking Statements
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the Company’s control and which are described in the company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.